Exhibit 99.2

For Further Information

Spacelabs Healthcare, Inc.

Jeremy Norton – Director, Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

Tel: (310) 349 2237

E: jeremy.norton@spacelabs.com

SPACELABS HEALTHCARE ANNOUNCES TRADING UPDATE

HAWTHORNE, CA. – July 17, 2007 – Spacelabs Healthcare, Inc. (LSE: SLAB), issued a trading update today ahead of announcing its results for fiscal 2007.

Based upon preliminary unaudited data, the Company expects to report revenues for the second half of fiscal 2007 of approximately $122.3 million, an increase of approximately 13% when compared to $108.3 million reported for the second half of fiscal 2006. For the fiscal year ended June 30, 2007 the Company expects to report revenues of approximately $233.2 million, an increase of 6% compared to fiscal 2006. Excluding the revenues contributed by Del Mar Reynolds acquired in July 2006, and after adjusting for revenues associated with businesses that were divested at the end of the 1st half of this year, underlying revenues in the 2nd half are expected to grow by approximately 2% compared to the comparable period of the prior year, but declined by (6%) for the fiscal year ended June 30, 2007.

The Company has experienced a rebound in the critical North American patient monitoring business in the fourth quarter of this fiscal year. During the fourth quarter, total revenue growth for the Company is anticipated to be approximately 17% with underlying organic growth of approximately 8%. During the final quarter of the year, the Company experienced record revenues and order activity.

The Company is expected to announce its operating results for the second half and fiscal year ended June 30, 2007 on or around September 10, 2007.

About Spacelabs Healthcare

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories selling to hospitals, clinics and physicians offices. Additionally, the Company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded analyzed, tabulated and interpreted.

The Company employees approximately 1,250 personnel in offices located in the UK, Canada, India, France, Germany, Finland, Singapore and the United States.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, the Company’s predictions about quarterly and full-year revenues, cost-cutting measures and other matters. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, the Company has not yet finalized the financial statements to be included in its annual report on Form 10-K for fiscal year 2007 and certain of the cost-cutting measures it has identified may not ultimately be implemented or realizable by the Company. Other important factors are set forth in the Securities and Exchange Commission filings for OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update, amend or clarify these forward-looking statements.